Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into August 31, 2007 and effective as of the Effective Time (as defined below), by and between NaturalNano, Inc., a Nevada corporation (the “Company”), and Kent A. Tapper (“Employee”).

Conditioned on the execution of the Company's standard confidential information and non-complete agreements, the date of any such execution or September 4, 2007, whichever first occurs, being the "Effective Time" and in consideration of the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Employment. The Company hereby employs Employee in the capacity of Chief Financial Officer reporting to the President or Chief Executive Officer. Employee accepts such employment and agrees to diligently, conscientiously and exclusively perform such services as are customary to such office and as shall from time to time be assigned to him by the board of directors the Company or any duly formed committee thereof or by the President. Employee’s employment will be on a full-time business basis requiring the devotion of substantially all of his productive business time for the efficient and successful operation of the business of the Company.

2. Conditional Agreement; Term. Should this Agreement become effective, the employment hereunder shall be for a one year period commencing at the Effective Time, unless earlier terminated as provided in Section 4 (the “Initial Term”). This Agreement shall be automatically renewed for successive one-year periods upon the expiration of the Initial Term unless earlier terminated as provided in Section 4. The parties expressly agree that designation of a term and renewal provisions in this Agreement does not in any way limit the right of the parties to terminate this Agreement at any time as hereinafter provided. Reference herein to the term of this Agreement shall refer both to the Initial Term and any successive term as the context requires.

3. Compensation and Benefits

3.1 Salary. For the performance of Employee’s duties hereunder, and commencing at the Effective Time, the Company shall pay Employee a salary (the “Base Compensation”) at the annualized rate of $140,000, payable in accordance with the normal payroll practices of the Company. Prior to the end of the Initial Term and any renewal term, Employee’s Base Compensation shall be reviewed, taking into account the performance of Employee, the financial condition of the Company, and such other information as the Company shall determine is appropriate. Based upon such review, the Company may increase (but not decrease) Employee’s Base Compensation, effective upon the commencement of the immediately following renewal term. Upon the first closing of a funding transaction following the Effective Time that provides gross proceeds to the Company of $5 million or more, the Employee's Base Compensation shall be increased to $155,000.

3.2 Bonuses. The Employee will be eligible during the term of this Agreement for such additional bonus payments as may be awarded to the Employee from time to time by the Company.

3.3 Payment and Withholding. All payments required to be made by the Company to the Employee shall be made in accordance with the Company’s normal payroll practices and shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

3.4 Personnel Policies and Benefits. Unless otherwise specified herein, the Employee’s employment is subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. The Employee will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during his employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of the plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

3.5 Paid Vacation. Employee shall be entitled to a minimum of twenty (20) paid vacation days annually. Such vacation days shall be earned at a rate of 1.67 days per month. This benefit may be amended by a written policy which the Company may adopt from time to time with respect to similarly situated employees, but shall not be less than twenty days. Vacation accrual limits and annual carryover limits shall be governed by such applicable vacation policy for similarly situated employees as the Company may have adopted.

3.6 Stock Options. As soon as practicable following the Effective Time, the Company shall grant to the Employee an option to purchase up to 750,000 shares of the Company's Common Stock at a price per share equal to the closing price on the date such grant is made (the "Initial Grant"). The Initial Grant shall vest as to: one third on the first anniversary of the Effective Time; one third on the second anniversary of the Effective Time; and one third on the third anniversary of the Effective Time. The Initial Grant shall be governed pursuant to the NaturalNano, Inc. 2007 Incentive Stock Option Plan.

From time to time the Company may grant to Employee options under the Company’s then current stock option plan to purchase shares of the Company’s common stock at a stated exercise price per share ("Additional Grants"). Any Additional Grants will vest and be exercisable in accordance with a Stock Option Agreement to be executed pursuant to the Company’s then current stock option plan. Employee will participate in any stock grant program established by the Company on the same basis as similarly situated employees.

3.7 Reimbursement of Expenses. Employee shall be eligible to be reimbursed for all reasonable business expenses, including but not limited to expenses for cellular telephone, BlackBerry, travel, meals and entertainment, incurred by Employee in connection with and reasonably related to the furtherance of the Company’s business in accordance with the Company’s policy. In addition, Employee will be eligible to be reimbursed for reasonable home office expenses provided Employee receives prior approval before incurring such expenses. Employee shall submit expense reports and receipts documenting the expenses incurred in accordance with Company policy.

4. Termination

4.1 Termination Events. The employment of the Employee and the Term of this Agreement will terminate upon the occurrence of any of the following events (“the Termination Event”):

(a) The Employee’s Death;

(b) The Employee’s “Disability”, defined, subject to applicable state and federal law, as termination by the Company because the Employee is unable to perform the essential functions of Employee’s position (with reasonable accommodation as such term is defined in the Americans with Disabilities Act).

(c) Employee is discharged by the Company for “Cause”. As used in this Agreement, the term “Cause” shall mean a determination by the Company that:

(i) Employee has engaged in theft, dishonesty, or falsification or in conduct constituting a felony or a misdemeanor involving dishonesty or moral turpitude; or

(ii) Employee has failed substantially to perform his duties with the Company (other than any such failure resulting from the Employee’s absence due to approved or legally protected leave) after written demand of no less than ten (10) days for substantial performance is requested by the Company, which demand specifically identifies the manner in which it is claimed Employee has not substantially performed his duties, or

(iii) Employee is engaged, or has engaged, in conduct which has, or would reasonably be expected to have, a material adverse effect on the Company; or

(iv)  Employee has materially breached this Agreement, any other agreement between the Employee and the Company, or Employee’s duty of loyalty to the Company.

In the event a failure or breach under (ii) or (iv) above is based on completed actions that cannot be undone, and therefore not, in the opinion of the Company, capable of cure, Employee may be terminated immediately provided it pays the Employee for the cure period. No termination shall be effected for Cause unless Employee has been provided with a written notice that states with reasonable specificity the acts or omissions which form the basis of the Company’s decision.

(d) Employee is terminated by the Company “without Cause”, which the Company may do upon its election, regardless of whether it also has the option to terminate for Cause, upon written notice, which notice shall specify the date of such termination.

(e) Employee terminates his employment due to “Good Reason”, which shall mean that any of the following has occurred (i) a material default by the Company in the performance of any of its obligations hereunder, which default remains uncured by the Company for a period of thirty (30) days following receipt of written notice thereof to the Company from Employee; (ii) without the Employee’s consent, a requirement imposed by the Company that the employee relocate his office to a location more than fifty (50) miles from his current office location; (iii) without the Employee’s consent, a reduction in salary imposed by the Company; or (iv) without the Employee’s consent, a material diminution in the Employee’s title or duties; provided however, that any actions taken by the Company to accommodate a disability of the Employee or pursuant to the Family and Medical Leave Act shall not be a Good Reason for purposes of this Agreement. The Employee may elect to terminate for Good Reason within thirty (30) days of the Employee’s becoming aware of the existence of Good Reason, so long as the Company has not previously notified the Employee of its decision to terminate his employment.

(f) Employee terminates his employment without Good Reason, which Employee may do at any time with at least 30 days advance notice.

(g) If at any time during the course of this Agreement the parties by mutual consent decide to terminate this Agreement, they shall do so by separate agreement setting forth the terms and condition of such termination.

4.2 Effects of Termination

(a) Upon termination of Employee’s employment hereunder for any reason the Company will pay Employee all amounts owed to Employee through the date of Termination and any amounts earned by Employee as of the date of Termination but due to be paid Employee at a future date shall be paid when otherwise due, in accordance with applicable law. Notwithstanding any provision herein to the contrary, if the Employee is terminated for Cause he shall only be entitled to receive salary and vacation pay accrued up to and including the date of termination. Upon termination, the entitlement of the Employee or his Estate to benefits, or to continuation or conversion rights, under any Company sponsored benefit plan shall be determined in accordance with applicable law and the provisions of such plan.

(b)  Upon termination of Employee’s employment under Sections 4.1 (d) or (e), if the Employee executes, and does not revoke, a Separation Agreement and Release in a form acceptable to the Company, the Company shall pay Employee, on the Company’s regular payroll dates, commencing on the first such date that occurs at least eight days following the Employee’s execution of the Separation Agreement and Release, amounts equal to the then applicable Base Compensation, excluding bonus, for a period of six (6) months; pay Employee a portion of any bonus he would have earned had he remained employed, prorated based on the number of months he was employed during the calendar year for which the bonus is calculated, and paid on the date it would have been paid had he remained employed; and if the Employee timely elects and remains eligible for continued coverage under COBRA, the Company will pay that portion of the COBRA premiums it was paying prior to the date of Termination for the period the Employee is receiving severance under this Agreement or until the Employee is eligible for health care coverage under another Employer’s plan, whichever period is shorter.

(c) Following a Termination Event, both the Employee and the Company agree not to make to any person, including but not limited to customers of the Company, any statement that disparages the other or which reflects negatively upon the other in any manner likely to be harmful to them or their business, business reputation or personal reputation, including but not limited to statements regarding the Company’s financial condition, its officers, directors, shareholders, employees and affiliates; provided that both the Employee and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company’s obligations under this section are limited to the Company’s officers and directors and Company representatives with knowledge of this provision.

(d) Following a Termination Event, Employee shall fully cooperate with the Company in all matters relating to the winding up of Employee’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other Employees as may be designated by the Company.

5. General Provisions

5.1 Assignment. Neither party may assign or delegate any of his or its rights or obligations under this Agreement without the prior written consent of the other party. Provided however, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and permitted assigns and Employee and Employee’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join and be bound by the terms and conditions hereof.

5.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements between the parties. The parties hereto have entered into a Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement with the same Effective Date as this Agreement which may be amended by the parties from time to time without regard to this Agreement. The Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

5.3 Modifications. This Agreement may be changed or modified only by an agreement in writing signed by both parties hereto.

5.4 Prior Agreements. This Agreement supersedes all prior written and verbal agreements with the Company and/or its Board of Directors and shall govern all future employment obligations.

5.5 Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

5.6 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of Delaware, and venue and jurisdiction for any disputes hereunder shall be heard in any court of competent jurisdiction in Delaware for all purposes.

5.7 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

5.8 Further Assurances. The parties will execute such further instruments and take such further actions as may be reasonably necessary to carry out the intent of this Agreement.

5.9 Notices. Any notice expressly provided for under this Agreement shall be in writing, shall be given either by hand delivery, by courier, or by mail and shall be deemed sufficiently given when actually received by the party to be notified, or, if delivered by courier, when delivered to the party’s address as set forth below, or when mailed, if mailed by certified or registered mail, postage prepaid, addressed to the party’s address as set forth below. Either party may, by notice to the other party, given in the manner provided for herein, change their address for receiving such notices.

•	If to the Company, to the President or CEO in person or to its corporate headquarters at the time notice is given, “Attention: President or CEO”.

•	If to the Employee, to his in person or to his home address as listed in Company records at the time notice is given.

5.10 No Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of that provision, nor prevent that party thereafter from enforcing that provision of any other provision of this Agreement.

5.11 Legal Fees and Expenses. In the event of any disputes under this Agreement, each party shall be responsible for their own legal fees and expenses which it may incur in resolving such dispute, unless otherwise prohibited by applicable law or a court of competent jurisdiction.

5.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement, effective as of the day and year first above written.

NaturalNano, Inc.	Employee:
By: /s/ Cathy A. Fleischer Name: Cathy A. Fleischer Title: President	/s/ Kent A. Tapper Kent A. Tapper